Mason Street Funds, Inc.
N-SAR Filing
March 31, 2004


Sub Item 77O:  Transactions effected pursuant to Rule 10f-3


OFFERINGS PURCHASED BY MASON STREET FUNDS IN WHICH
ROBERT W. BAIRD WAS IN UNDERWRITING GROUP:



ISSUE/                            OFFER.  SELLING     TOTAL     % OF
ACCOUNT                           PRICE  CONCESSION   (000)    OFFERING

MSC INDUSTRIAL DIRECT CO.
  ASSET ALLOCATION FUND          $27.80    $0.67    $ 17.00    1.00%
  SMALL CAP GROWTH STOCK FUND    $27.80    $0.67    $ 11.00    1.00%



MSC Industrial Direct Co. was acquired through Merrill Lynch

MSC Industrial Direct Co. Underwriting Syndicates Members:
William Blair
US Bancorp Piper
BB&T Capital Markets
RBC Capital Markets
Robert W. Baird co.